Exhibit (e)(13)

SECOND AMENDMENT TO

DISTRIBUTION AGREEMENT

This second amendment (“Amendment”) to the Distribution Agreement (the “Agreement”) dated as of December 2, 2023, by and between Stone Ridge Trust and Foreside Global Services, LLC (together, the “Parties”) is effective as of October 30, 2024.

WHEREAS, the Parties desire to amend Exhibit A to the Agreement to reflect an updated funds list; and,

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.  Capitalized terms not otherwise defined herein shall have the meanings set forth in Agreement.

2.  Appendix to the Agreement is hereby deleted and replaced in its entirety by the Appendix A attached hereto.

3.  Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.  This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

STONE RIDGE TRUST		FORESIDE GLOBAL SERVICES, LLC

By:	/s/ Lauren D. Macioce	By:	/s/ Teresa Cowan
Name:	Lauren D. Macioce	Name:	Teresa Cowan
Title:	Secretary	Title:	President
Date:	October 30, 2024	Date:	October 30, 2024

EXHIBIT A

Fund Names

Stone Ridge High Yield Reinsurance Risk Premium Fund

Stone Ridge Diversified Alternatives Fund